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The following is a transcript of a recorded presentation by representatives of East Resources Acquisition Company ("ERES") and Abacus Settlements, LLC (d/b/a Abacus Life) that was made available to investors beginning at 8:30 a.m. Eastern time on August 30, 2022. While every effort has been made to provide an accurate transcription, there may be typographical mistakes, inaudible statements, errors, omissions or inaccuracies in the transcript. ERES believes that none of these is material.

East Resources Acquisition and Abacus Life Announce Business Combination August 29, 2022

C O R P O R A T E P A R T I C I P A N T S

Adam Gusky, Chief Investment Officer, East Resources Acquisition Company

Jim Morrow, Director, East Resources Acquisition Company

Jay Jackson, Chief Executive Officer, Abacus Life

P R E S E N T A T I O N

Operator

Good morning, ladies and gentlemen, and thank you for joining us today.

East Resources Acquisition and Abacus Life refer participants on this call to the press release and the Investor presentation for this transaction, and East Resources Acquisition’s filings with the SEC for a discussion of the risks that can affect the business combination, their respective businesses, and the business of the combined Company after completion of the proposed business combination.

East Resources Acquisition and Abacus Life specifically refer participants to the presentation filed with the SEC to remind listeners that some of the comments today may contain forward-looking statements, and as such, will be subject to risks and uncertainties which, if they materialize, could materially affect results.

Forward-looking statements include, but are not limited to, Abacus Life and East Resources Acquisition’s expectation or prediction of financial and business performance and conditions, competitive and industry outlook, and the timing or completion of the transaction. Forward-looking statements are subject to risks, uncertainties, and assumptions, which, if they materialize, could materially affect results, and such forward-looking statements do not guarantee performance and neither Abacus Life nor East Resources Acquisition gives such assurances.

Abacus Life and East Resources Acquisition are under no obligation, and expressly disclaim any obligation, to update, alter, or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

I will now turn the call over to Adam Gusky, Chief Investment Officer of East Resources Acquisition Company.

Adam Gusky

Hello and thank you for joining us today.

East Resources Acquisition Company is extremely excited to announce our business combination with Abacus Life.

Obviously, as the SPAC’s name suggests, the SPAC was initially formed with a focus on the energy industry. However, given developments in the industry landscape following the IPO in mid-2020, we were not able to agree to definitive terms with a target in the oil and gas space as we had originally envisioned.

However, we believe that this may have worked out for the better, as this led us to find a tremendous opportunity in Abacus. Abacus is a sector leader in a defensive and a-cyclical category, with outsized growth potential, a large addressable market opportunity, steady financial performance, and excellent management.

I think it is important to note that East evaluated over 40 business combination opportunities. Conducted in-depth due diligence on more than 15 targets and made 8 offers.

Terry Pegula stayed true to his disciplined and value-oriented nature, refusing to overpay simply to sign up a deal. Even after this exhaustive search process, the opportunity to partner with Abacus was so compelling that we elected to deposit additional funds into the trust to extend the SPAC’s term rather than allow it to wind down.

Parallel to that effort, the SPAC’s sponsor, East Asset Management and Callodine, have been active in the asset management and alternative private credit spaces. In the last few years alone, East and Callodine have completed six transactions across these areas including: a majority ownership in the Public BDC Rand Capital; a $400 million asset-based lending business; a $1.3 billion private real estate credit platform, and the recently announced taking private of the public asset manager Manning & Napier, a $20 billion plus asset manager.

We were able to leverage our experience with the asset management and alternative private credit spaces to source this exciting opportunity to team up with Abacus, and believe this investment is a logical extension of the expertise of our sponsor team.

We believe Jay Jackson and his team have built a special company, and Abacus, in our view, presents a compelling business model that we are pleased to partner with in taking the business public.

I will now hand it over to my partner, Jim Morrow, to discuss the specifics of the Business Combination, and why we think Abacus is such an attractive asset.

Jim Morrow

Thanks, Adam, and thank you all for joining us today to hear about East Resources Acquisition Company’s announced business combination with Abacus Life.

Let me start by giving you a brief description of the life settlement industry, which will help you understand why we think Abacus offers such a compelling investment opportunity. This is an industry that assists owners to monetize their life insurance policies. It’s one of the most interesting asset classes I’ve ever seen, with strong and essentially uncorrelated returns at the core of its business model.

Minimal payout risk, with high quality carriers, with time as the only variable which drives returns. The growth here is compelling. We believe this asset class that will grow meaningfully and with potential to attract institutional investors over time.

The business combination values the combined Company at a pro forma enterprise value of $618 million. Current Abacus shareholders will roll 100% of their equity ownership in the business, and both the sponsor and Abacus equity holders will lock up 85% of their shares for a full 24-months, with the remainder locked for 12-months. We intend to raise additional funds via a PIPE that will close concurrently with the business combination.

The business has two key drivers and sources of earnings power. Earnings driven by invested capital, which is high returns in a very differentiated specialty insurance model, with high returns on tangible equity, and earnings driven by the origination machine itself, a high fee alternative asset management model. High margin, high fee, low carry as a percentage of revenue.

The sources of those fees are Fees for Service, for Asset Aggregation and Syndication, Management fees, and Performance fees.

Given this business mix, we believe Abacus pro forma valuation provides a compelling investment opportunity. The business can be looked at on a return on tangible equity versus price to tangible book metric versus its Specialty Insurance peers, as well as on a price to earnings basis versus these same peers as well as the high fee/low carry peer group with Alternative Asset Managers.

To share more about Abacus’ substantial opportunity and well-positioned business model, I will now turn it over to Jay Jackson, Chief Executive Officer of Abacus Life. Jay?

Jay Jackson

Thanks very much, Jim, and thank you to everyone listening today for your interest in Abacus. I’m very excited to provide perspective on our compelling business model.

Let me start by saying that the Abacus team and I have a great deal of respect for the East Resources team, and we are proud to partner with them for our next stage of growth. The East Resources team looked for a company with strong market share, in a market with high barriers to entry, and with a seasoned and strong management team, and we believe Abacus fits that description perfectly.

Abacus already generates solid and growing revenue and is profitable with very attractive margins. We believe we will also benefit from leveraging the East Resources team’s vast investment experience. They have an amazing track record in their businesses, along with the deep resources and expertise with respect to Specialty finance companies through Jim Morrow’s track-record as a top investor.

In terms of why we chose to go public via a SPAC, in addition to capital markets access, going public was a logical choice for Abacus to improve; first investors’ access to an asset that has been typically reserved for large institutional investment managers, as well to increase awareness among owners of life insurance policies, which benefits our policy origination.

As Adam mentioned earlier, we believe we have built a leading vertically integrated alternative asset manager specializing in life insurance products, and we are active throughout the lifecycle of a life insurance policy. We are deeply experienced in the space. Each of our management team members has 20-plus years of expertise.

In short, we help clients understand that a life insurance policy is personal property, and selling it for a fair market value is a legitimate, safe, and viable choice which helps them create more options for their future. Life insurance is often a senior citizen’s largest asset, and one that can be used to alleviate retirement challenges, but they rarely treat it that way.

Let me provide you with a few high-level investment highlights. We have a massive and relatively untapped addressable market of over $200 billion annually, which we will discuss in more detail shortly. However, our institutional investors love our product as it is an asset class that has a low correlation to other assets, and we have very strong institutional investment grade counterparty. Abacus sits at the heart of the life settlement industry, and our highly efficient origination platform drives all of our economics, which we believe leads to outsized growth potential for Abacus and our shareholders.

Abacus has built this Company brick by brick over the last 18 years to command a 20% market share and is operational in 49 states. Vitally, the barriers to entry in this industry are very high, particularly as we operate in a highly regulated sector with significant regulatory disclosures required. For example, if someone were to try to enter this market, it would likely take them years and millions of dollars just to access this level of licensing, not to mention building their own platform.

Further, we’ve built and cultivated trust over the past 20 years, along with deep and meaningful relationships with financial advisors and agents, which is something that almost certainly can’t be replicated by others. Essentially, we started rolling our snowball down the mountain nearly 20 years ago, and we think it would take competitors decades to catch up to where we are now, and at that point, we would still be much further ahead.

We have a strong lock on our industry, and we have multiple ways to drive revenue. We have our origination platform where we generate origination revenue. We have our hold portfolio and servicing platform where generate returns for assets held and also charge servicing fees for third party institutional investors, and we have our active management platform where we are able to monetize economics on trade spreads driven by our origination.

We also have a proprietary risk platform that helps us assess the risk and manage these life insurance contracts so we can build our portfolio tranches and balance sheet quickly, which provides additional liquidity through our active portfolio management.

As I mentioned before, our total addressable market is massive and relatively untapped, which provides us with outsized growth potential for the long-term. If you take away anything from our remarks today, it should be this. Life insurance is one of the largest markets globally. A massive $13 trillion in the United States, that’s two times the U.S. Residential Real Estate Market, and a market where more than 9 out of 10 life insurance policies, 90% will never pay a claim. Who wins when 90% of policies lapse? The life insurance company.

Every single year, people lapse their policy. They do so not because it’s a bad life insurance policy, but often because of life changes. For example, 75-year-olds may downsize their home, or other areas of their life. They also downsize their financials, $233 billion in policy value is expected to lapse annually that is driven by our target market of those over the age of 65 that currently are unaware that the option of selling their life insurance policy for fair market value is available to them.

The life settlement market last year was roughly $4 billion, and our industry is currently only capturing 2% of the potential market of policies that are lapsing. Why is that? Largely, it is because of lack of awareness. People are not aware that their life insurance policy is their personal property, just like a home or any other personal asset that one owns. This is reinforced by a 1911 Supreme Court ruling that specifically states that premise.

Furthermore, 49% of financial advisors are not aware of the alternative of selling life insurance policies for their current market value, and we estimate that just 1% of advisors have ever transacted in it, despite the fact that their clients would love to know more about it. In fact, 90% of seniors who let their policies lapse say that they would consider this alternative, once made aware.

Importantly, selling life insurance policies to Abacus is a mutually beneficial transaction that resulted in payouts to consumers eight times more than the carrier would pay by lapsing your policy on average, which can have a significant impact on people’s lives. Not only is this a terrific opportunity for Abacus to acquire life insurance policies at a fair market value, but we believe our product really adds tremendous value to this age demographic.

So, let's turn to the counterparty. Our policy counterparties are generally high-quality investment grade insurance companies. In our portfolio, typically 95% of the carriers have an A rating or better. The underlying credit that they issue is the life insurance policy, and that sits in the cash stack higher than any senior debt or equity that they issue.

Moreover, this product is highly regulated at the point of inflection. In fact, we don’t think that there has ever been a life insurance policy issued that did not pay at mortality due to illiquidity of carrier. So, we believe the issue isn’t the asset; the issue is that investors cannot find enough paper to purchase.

In addition to the counterparty quality, this is a low-correlated asset class. What do I mean by that? Is that this is effectively equivalent to a mortality-driven zero-coupon bond. It’s going to appreciate in value as you get closer to the maturity date, regardless of equity or bond market conditions or volatility. To simplify, let's assume we buy a contract on an 80-year-old male. Three years later, that gentleman will be 83, which means the contract is that much closer ultimately to the maturity date, and you receive an increase in value of the underlying contract as he ages. So, not only is it a great counterparty, but the contract also appreciates in value over time, regardless of market conditions.

As a shareholder, you will gain access to our platform where Abacus sits at the heart of this phenomenal opportunity, with multiple ways to benefit. Once the policies go through our origination machine, we have several options; we can sell them directly to our capital providers; we can place them in our inventory to strategically trade the asset. In fact, we traded over a billion dollars in the last three years, or we can hold the asset on our balance sheet and simply service the assets that remain on book. Lastly, we can also build separately managed accounts for third party investors and institutions as we do now.

We have an origination machine that can help drive substantial economics, along with high quality origination channels that we have spent the last 20 years cultivating.

First, we need to reach the right target market, which we have identified as, on average, an insured 75 years old or older, with a life insurance policy that has served its purpose and that policy owners may no longer need.

We have three distinct origination channels to reach this market. The first and our largest, is our Financial Advisor and Agent channel, where we work directly with the client’s advisor to facilitate the sale of the client’s policy. In fact, we've been on the forefront of developing the market with advisors, such that we are now ingrained in their process. We are on their national platforms, we present at their national conferences, and we develop marketing tools specifically for them to efficiently show this product to their clients and to locate new opportunities.

As we highlighted earlier, 49% of advisors are unaware this financial option exists for their clients and less than 1% has completed a transaction with Abacus. This origination channel has driven our 4x growth over the last 6 years, and we believe it will continue to be a priority for our future growth.

The second channel is our Direct-to-Consumer. We are very excited about this channel and the opportunity for growth that it offers us. We have been building this channel over several years. What's great about this channel is our ability to directly reach and educate the policy owner in terms of this liquidity option. To drive our awareness and campaign, our goal with the part of the capital raised from our public offering is to increase our marketing and roll out national television campaigns which will ultimately benefit the financial advisor and agent as well.

Lastly, we also engage with traditional life settlement intermediaries who submit us policies to us on behalf of an advisor or client for an additional commission. Our intent is to continue to reduce reliance on intermediaries for our origination process and continue to build efficiencies and technologies for both advisors and clients. As a result of this process, we have been able to actually lower the acquisition costs nearly 20%.

With respect to our processes, we've invested significantly to have a better understanding of risk and how to properly measure it in these contracts very quickly. We built our proprietary risk rating platform which measures risk similar to a risk related FICO score. This risk score in this asset is based on several factors, including duration and extension risk, which we will measure against the future carry costs of the contract. We've aggregated years and reams of data, which is also a key differentiator for Abacus. This data is placed against the underlying contract to quickly assess where the contract is to drive Abacus’ purchase and valuation process.

Additionally, we use our data proprietary analytics to increase origination and awareness by creating what we call our instant policy value calculator. This is an easy-to-use online tool where we only need four pieces of data; the gender, the age, the face value of the policy, and the policy type. And we can provide an instant policy valuation that we provide to advisors and consumers so that they can quickly assess the current value of their policy. Giving away this data and educating consumers will help us bridge the gap of the $233 billion in life insurance policies that lapse every year.

We've been a technology innovator within our industry because we're building our own underlying insurance and data tables to help us make better investment decisions, and we believe will be adopted as a standard underwriting table by life insurance companies in the future. We have also built an effective peer to peer, or institution to institution, tertiary trading platform so that investors can now have liquidity in their portfolios. Led by years of aggregated data and analytics, Abacus is a data technology company that will not only drive the decision process to acquire policies, but also removes friction in the purchase process and streamlines our decision process.

When considering our portfolio decision process related to active management or hold for our balance sheet, it’s important to note that we are the largest shareholders, and we align ourselves with all shareholders. Our priority is to drive profitable revenue and grow our origination platform.

Once the contract is in our inventory, we have two options: we can hold the contract on our balance sheet until maturation, or potentially securitize the entire pool of contracts or place the contract in a tranche to sell to a third-party institutional investor. Through active management, we can monetize our trade spread economics via the contract today created by our origination process that includes lowering our cost of acquisition by a more efficient direct origination model. Or we choose to hold the contracts to build a bigger balance sheet of assets, increase our book value, and most importantly, potentially securitize this book to realize the profit much sooner than when the current contract may actually mature. The point being is that in a growing and evolving market, we have the access and ability to do both.

We believe the life settlement market is only going to continue to mature. With a massive tailwind driven by education, our industry currently only has 2% market penetration of a $200 billion-plus opportunity with a significant financial incentive to the seniors selling their policy. So, think about the massive gap that is in our wheelhouse. We are confident we can close this gap as Abacus sits at the heart of this industry.

Abacus will continue to invest in our origination machine and our technology. How do you push an ocean through a straw? You make the straw bigger. We're using our analytics to make better and smarter investment decisions and that has become a standard for portfolio evaluation and diligence in our industry. Moreover, we have numerous next-gen technology platforms, including AgingIQ.com, a leading online life expectancy calculator with selfie technology, these platforms drive awareness, educate consumers and their advisors, brings legitimacy, and validates our asset and closes the education gap for lapsed policies.

Before I discuss a few financial metrics and historical returns, I think it’s important to pause and mention that our historical track record includes a $200 million joint venture beginning in late 2019 with one of the largest global private equity firms. That JV is not part of this transaction, thus it is not included in our historical financials. However, the JV demonstrates our ability to successfully deploy a meaningful amount of capital to scale the business. We believe the public markets will provide us the opportunity to again prove the power of our business model.

I want to summarize our very successful recent track record. Abacus has grown new policy originations by 4x over the last six years and acquired north of a billion dollars in policies over the last three years. Within our actively managed portfolio, over the last three years we have acquired nearly 1,300 policies with a 22% realized return per policy. Within our held portfolio, or our balance sheet book, we acquired 238 policies with a 12% projected discount rate of return over time. In addition to that, within the hold book, we had 71 policies mature at realized return of 2x per contract over the last three years. Again, the success of the portfolio, whether in active management or balance sheet, is dependent on policy origination.

Our financial metrics illustrate this benefit. We have had consistent growth year-over-year, specifically in origination, net revenue, and return on equity. In fact, we are seeing significant growth this year. With our assets being essentially non-correlated, our growth this year is not surprising considering the volatility in other markets. We reviewed our historical trends, we have thoughtfully evaluated expected origination growth, looked at our revenue streams and our corresponding expenses to operate this business and prudently applied it to the new, go-forward entity structure. Overall, from 2022 to 2024, we look for originated policies to grow at a 24% CAGR, revenue CAGR of 15%, and attractive net income growth and return on equity upwards of 30%-plus.

We believe Abacus Life is extremely well positioned to capitalize on a massive market opportunity within a dynamic sector today. We have the team, track record, and vision, and hope you will join us on the journey.

I’d like to thank all of you for joining us today, and we appreciate your interest in Abacus Life.

Forward-Looking Statements

This communication contains certain forward-looking statements within the meaning of the federal securities laws with respect to the Transactions, including statements regarding the anticipated benefits of the Transactions, the anticipated timing of the Transactions, the future financial condition and performance of the Companies and expected financial impacts of the Transactions (including future revenue and pro forma enterprise value) and the platform and markets and expected future growth and market opportunities of the Companies. These forward-looking statements generally are identified by the words “believe,” “predict,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “scales,” “representative of,” “valuation,” “potential,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions or the negatives of these terms or variations of them. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are inherently subject to risks and uncertainties. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are beyond ERES’s or the Companies’ control, are difficult or impossible to predict and may differ from assumptions. Many factors could cause actual future events to differ materially from the forward-looking statements in this communication, including but not limited to: (i) the risk that the Transactions may not be completed in a timely manner or at all, which may adversely affect the price of ERES’s securities, (ii) the risk that the Transactions may not be completed by ERES’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by ERES, (iii) the failure to satisfy the conditions to the consummation of the Transactions, including the requisite approvals of ERES’s stockholders and the Companies’ owners, the satisfaction of the minimum aggregate transaction proceeds amount following any redemptions by ERES’s public stockholders and the receipt of certain governmental and regulatory approvals, (iv) the lack of a third party valuation in determining whether or not to pursue the Transactions, (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement relating to the Transactions, (vi) the effect of the announcement or pendency of the Transactions on the Companies’ business or employee relationships, operating results and business generally, (vii) the risk that the Transactions disrupt current plans and operations of the Companies, (viii) the risk of difficulties in retaining employees of the Companies as a result of the Transactions, (ix) the outcome of any legal proceedings that may be instituted against the Companies or against ERES related to the Merger Agreement or the Transactions, (x) the ability to maintain the listing of ERES’s securities on a national securities exchange, (xi) changes in the competitive industries in which the Companies operate, variations in operating performance across competitors, changes in laws and regulations affecting the Companies’ business and changes in the combined capital structure, (xii) the ability to implement business plans, forecasts, and other expectations after the completion of the Transactions, and the ability to identify and realize additional opportunities, (xiii) risks related to the uncertainty of the Companies’ projected financial information, (xiv) current and future conditions in the global economy, including as a result of the impact of the COVID-19 pandemic, (xv) the risk that demand for the Companies’ life settlement and related offerings does not grow as expected, (xvi) the ability of the Companies to retain existing customers and attract new customers, (xvii) the potential inability of the Companies to manage growth effectively, (xviii) the potential inability of the Companies to grow their market share of the life settlement industry or to achieve efficiencies regarding their operating models or other costs, (xix) negative trends in the life settlement industry impacting the value of life settlements, including increases to the premium costs of life insurance policies, increased longevity of insureds, and errors in the methodology and assumptions of life expectancy reports, (xx) legal challenges by insurers relating to the validity of the origination or assignment of certain life settlements, (xxi) the enforceability of the Companies’ intellectual property rights, including their trademarks and trade secrets, and the potential infringement on the intellectual property rights of others, (xxii) the Companies’ dependence on senior management and other key employees, (xxiii) the risk of downturns and a changing regulatory landscape in the industry in which the Companies operate, and (xxiv) costs related to the Transactions and the failure to realize anticipated benefits of the Transactions or to realize estimated pro forma results and underlying assumptions, including with respect to estimated stockholder redemptions. The foregoing list of factors is not exhaustive.

Nothing in this communication should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should carefully consider the foregoing factors and the other risks and uncertainties which will be more fully described in the “Risk Factors” section of the Proxy Statement discussed below and other documents filed by ERES from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers of this communication are cautioned not to put undue reliance on forward-looking statements, and the Companies and ERES assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither the Companies nor ERES gives any assurance that any of the Companies or ERES, or the combined company, will achieve expectations.

Additional Information About the Proposed Transactions and Where to Find It

This communication relates to the proposed Transactions. ERES intends to file a Proxy Statement relating to the Transactions with the SEC that will be sent to all ERES stockholders. ERES will also file other documents regarding the Transactions with the SEC. Before making any voting decision, investors, security holders and other interested persons of ERES and the Companies are urged to read the Proxy Statement and all other relevant documents filed or that will be filed with the SEC in connection with the Transactions as they become available because they will contain important information about the Transactions. Investors, security holders and other interested persons will be able to obtain free copies of the Proxy Statement and all other relevant documents filed or that will be filed with the SEC by ERES through the website maintained by the SEC at www.sec.gov. The documents filed by ERES with the SEC also may be obtained free of charge upon written request to ERES at 7777 NW Beacon Square Boulevard, Boca Raton, Florida.

Participants in the Solicitation

ERES, the Companies and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from ERES stockholders in connection with the Transactions. A list of the names of such directors and executive officers and information regarding their interests in the Transactions will be contained in the Proxy Statement when available. You can find more information about ERES’s directors and executive officers in ERES’s Annual Report on Form 10-K for the year ended December 31, 2021, which ERES filed with the SEC on June 22, 2022. You may obtain free copies of these documents as described in the preceding paragraph.